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                   [Economides, Patsalides & Co. Letterhead]

A.C.L.N. Limited                                  27th March, 2000
166 Mechelse Steenweg,
2018 Antwerp, Belgium

     Re:  Registration Statement on Form S-8
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Gentlemen

As counsel to A.C.L.N. Limited, a Cyprus corporation (the "Registrant") with respect to the above Registration Statement relating to the registration of 700,000 Ordinary Shares, par value CYP. 01 per share (the "Shares"), of the Registrant reserved for issuance pursuant to the Registrant's 1998 Stock Option Plan (the "1998 Plan"), we have examined copies of the Articles of Association and Memorandum of Association, the minutes of relevant proceedings, unanimous consents of the Board of Directors and shareholders of the Company, and such other materials as we determined pertinent.

Based on the foregoing, it is our opinion that the 700,000 Shares reserved for issuance pursuant to the 1998 Plan, when paid for and issued pursuant to the terms of the 1998 Plan and the Laws of the Republic of Cyprus, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ Economides, Patsalides & Co.

                                            Economides, Patsalides & Co.